As filed with the Securities and Exchange Commission on March 10, 1997
                                                     Registration No. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                ---------------
                                    FORM S-8
                             REGISTRATION STATEMENT

                                      Under
                           THE SECURITIES ACT OF 1933
                                ---------------
                           PLAYERS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

          Nevada                                   95-41745832
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

       1300 Atlantic Ave., Suite 800
       Atlantic City, New Jersey                      08402
 (Address of principal executive offices)          (Zip Code)

        PLAYERS INTERNATIONAL, INC. DAVID FISHMAN 1993 STOCK OPTION PLAN
         PLAYERS INTERNATIONAL, INC. DAVID FISHMAN RETIREMENT AGREEMENT
                              STOCK ELECTION PLAN
        PLAYERS INTERNATIONAL, INC. EDWARD FISHMAN RETIREMENT AGREEMENT
                              STOCK ELECTION PLAN
                            (Full title of the plans)

                                 Howard Goldberg
                      President and Chief Executive Officer
                           Players International, Inc.
                         1300 Atlantic Avenue, Suite 800
                             Atlantic City, NJ 08402
                     (Name and address of agent for service)

                                 (609) 449-7777
          (Telephone number, including area code, of agent for service)

                                ---------------

                         Copy of all communications to:
                               Stephen M. Goodman
                           Morgan, Lewis & Bockius LLP
                              2000 One Logan Square
                           Philadelphia, PA 19103-6993
                                 (215) 963-5000

                         CALCULATION OF REGISTRATION FEE

================================================================================================
                                        Proposed maximum   Proposed maximum
Title of securities     Amount to be     offering price       aggregate            Amount of
 to be registered        registered        per share        offering price      registration fee
------------------------------------------------------------------------------------------------
Common Stock, $.005       105,000           6.25(3)           656,250(3)             $  199
par value (1)
------------------------------------------------------------------------------------------------
Common Stock, $.005       571,429(4)        5.25(5)         3,000,002(4)             $  909
par value (2)
------------------------------------------------------------------------------------------------
Total                                                                                 $1108
================================================================================================

(1) Represents Common Stock issuable upon exercise of options granted pursuant to the Players International, Inc. David Fishman 1993 Stock Option Plan.

(2) Represents Common Stock issuable upon exercise of options granted pursuant to the Players International, Inc. David Fishman Retirement Agreement Stock Election Plan and the Players International, Inc. Edward Fishman Retirement Agreement Stock Election Plan.

(3) Calculated pursuant to paragraph (h) of Rule 457 based upon the price at which the options may be exercised.

(4) Plus such indeterminate number of additional shares as may be issuable at prices prevailing below $5.25 per share after the date hereof. This results from the fact that the Registrant, under certain circumstances, is obligated to issue up to $3 million in its Common Stock at fair market value prices prior to the date of issuance.

(5) Estimated pursuant to paragraph (c) of Rule 457 solely for the purpose of calculating the registration fee, based upon the closing quotation for the Common Stock on March 4, 1997 on the Nasdaq National Market as reported in The Wall Street Journal on March 5, 1997.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     This Registration Statement relates to the Players International, Inc. David Fishman 1993 Stock Option Plan, The Players International, Inc. David Fishman Retirement Agreement Stock Election Plan, and The Players International, Inc. Edward Fishman Retirement Agreement Stock Election Plan.

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Players International, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated by reference in this Registration Statement:

     (a) Annual Report on Form 10-K, for the Fiscal Year Ended March 31, 1996 filed with the Commission on July 1, 1996;

     (b) Amendment to Annual Report on Form 10-K/A for the Fiscal Year Ended March 31, 1996, filed with the Commission on July 29, 1996;

     (c) Quarterly Report on Form 10-Q, for the Quarter Ended June 30, 1996 filed with the Commission on August 12, 1996;

     (d) Current Report on Form 8-K filed with the Commission on September 19, 1996;

     (e) Quarterly Report on Form 10-Q for the Quarter Ended September 30, 1996, filed with the Commission on November 14, 1996;

     (f)  Current Report on Form 8-K filed with the Commission on February 3,
          1997;

     (g) Quarterly Report on Form 10-Q for the Quarter Ended December 31, 1996, filed with the Commission pursuant to Rule 12b-25 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on February 18, 1997;

     (h) Current Report on Form 8-K filed with the Commission on March 6, 1997; and

     (i) Description of the Company's Common Stock on Form 10, as amended from time to time.

     All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement, from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into the Registration Statement.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is also incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.  Description of Securities.

                      Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not Applicable.

Item 6.  Indemnification of Directors and Officers.

     For information regarding provisions under which a director or officer of the Company may be insured or indemnified in any manner against liability which he may incur in his capacity as such, reference is made to Section 78.751 of the Nevada General Corporation Law, as amended, which provides in its entirety as follows:

     "1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, our upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

               (a) By the stockholders;

               (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

               (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

               (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

               (a) Does not exclude any rights to which a person seeking indemnification oradvancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholder or while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

               (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person."

Article IX of the Company's By-laws provides:

     "Section 1 - Right to Indemnification:

     Each Indemnitee (as defined below) shall be indemnified and held harmless by the Corporation for all actions taken by him and for all failures to take action (regardless of the date of any such action or failure to take action) to the fullest extent permitted by the Nevada General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, the rights of indemnification provided hereby shall continue as theretofore to the maximum extent permitted by law notwithstanding such amendment unless such amendment permits the Corporation to provide broader indemnification rights than the law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by the Indemnitee in connection with any proceeding (as defined below). The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred by an Indemnitee in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of such action, suit or proceeding; provided, however, that, if the Nevada General Corporation Law continues so to require, the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such action, suit or proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by a court of competent jurisdiction that such Indemnitee is not entitled to be indemnified by the Corporation under this Article or otherwise.

     (ii) Indemnification pursuant to this Section shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

     (iii) For purpose of this Article, (A), "Indemnitee" shall mean each director or officer of the Corporation who was or is a party or is threatened to be made a party to any Proceeding, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans; and (B) "Proceeding" shall mean any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

Section 2 - Indemnification of Employees and Agents:

     The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as of the foregoing indemnification of directors and officers.

Section 3 - Non-Exclusivity of Rights:

     The rights to indemnification and to the advancement of expenses provided in this Article shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation or By-laws, agreement, vote of stockholders or disinterested directors or otherwise for either an action in his official capacity or an action in another capacity while holding his office; provided, however, that if the Nevada General Corporation Law so requires, indemnification, unless ordered by a court (with respect to a proceeding by or in the right of the Corporation) or for the advancement of expenses as set forth in Section 1 above, may not be made to or on behalf of any director or officer in a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

Section 4 - Insurance:

     The Company may purchase and maintain insurance or make any other financial arrangements permitted by applicable law on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the Company has the authority to indemnify him against such liability and expenses."

     The Company has purchased directors' and officers' liability insurance.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.        Description
-----------        -----------

4.1 Articles of Incorporation of the Company, as amended (Filed as an exhibit to the Company's Registration Statement on Form S-4, File No. 33-60085, and incorporated herein by reference.

4.2 By-Laws of the Company, as amended (Filed as an exhibit to the Company's Quarterly Report on File 10-Q, filed with the Commission on August 12, 1996, and incorporated herein by reference).

5* Opinion of Morgan, Lewis & Bockius LLP as to the legality of the shares being registered.

10.1 Players International, Inc. David Fishman 1993 Stock Option Plan (The general terms of which are incorporated by reference to the terms set forth in Exhibit 28.12 of the Company's Registration Statement on Form S-3 (File No. 33-61026)).

10.2 Players International, Inc. David Fishman Retirement Agreement Stock Election Plan (incorporated by reference to
                   Exhibit 10.2 of the Company's Current Report on Form 8-K filed with the Commission on September 19, 1996).

10.3 Players International, Inc. Edward Fishman Retirement Agreement Stock Election Plan (incorporated by reference to
                   Exhibit 10.1 of the Company's Current Report on Form 8-K filed with the Commission on September 19, 1996).

23.1*              Consent of  Ernst & Young LLP.

23.2*              Consent of Arthur Andersen LLP.

23.3*              Consent of Morgan, Lewis & Bockius LLP (included in
                   Exhibit 5).

---------------------
   * Filed herewith

Item 9.  Undertakings.

                      The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment to the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling persons in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mesquite, State of Nevada, on this 9th day of January, 1997.

                           PLAYERS INTERNATIONAL, INC.

                           By: /s/ Henry M. Applegate
                               ----------------------
                               Senior Vice President and Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Players International, Inc. hereby constitutes and appoints Henry M. Applegate and Peter J. Aranow , his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 under the Securities Act of 1933, including post-effective amendments and other related documents, and to file the same with the Securities and Exchange Commission under said Act, hereby granting power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date(s) indicated:

Signature                       Capacity                              Date
---------                       --------                              ----
/s/ Edward Fishman        Chairman of the Board                  January 9, 1997
-----------------------

/s/ Howard Goldberg       President, Chief Executive Officer     January 9, 1997
-----------------------   and Director

/s/ Lawrence Cohen        Director                               January 9, 1997
-----------------------
/s/ Thomas E. Gallagher   Director                               January 9, 1997
-----------------------
/s/ Jay Green             Director                               January 9, 1997
-----------------------
/s/ Marshall S. Geller    Director                               January 9, 1997
-----------------------
/s/ Charles M. Mason      Director                               January 9, 1997
-----------------------
/s/ Lee Seidler           Director                               January 9, 1997
-----------------------
/s/ Earl E. Webb          Director                               January 9, 1997
-----------------------
/s/ Henry M. Applegate    Senior Vice President and Chief        January 9, 1997
-----------------------   Financial Officer (Principal
                          Accounting Officer)

/s/ Peter J. Aranow       Executive Vice President - Finance     January 9, 1997
-----------------------